Exhibit 8.2

King & Spalding LLP 1700 Pennsylvania Ave, NW Suite 900 Washington, D.C. 20006-4707 Tel: +1 202 737 0500 Fax: +1 202 626 3737 www.kslaw.com

Abraham N.M. Shashy, Jr. Partner Direct Dial: +1 202 626 5614 Direct Fax: +1 202 626 3737 hshashy@kslaw.com

February 3, 2025

USA Rare Earth, LLC 1001 Water Street Suite 600 Tampa, FL 33602

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to USA Rare Earth, LLC, a Delaware limited liability company (the “Company”), in connection with (i) the transactions contemplated by the Business Combination Agreement, dated as of August 21, 2024, by and among Inflection Point Acquisition Corp. II (“Purchaser”), IPXX Merger Sub, LLC (“Merger Sub”), and the Company (such agreement, as previously amended by the Amendment No. 1 to Business Combination Agreement, dated November 12, 2024, and the Amendment No. 2 to the Business Combination Agreement, dated January 30, 2025, the “BCA”), and (ii) the preparation of a Registration Statement on Form S-4 initially filed by Purchaser on November 12, 2024, with the Securities and Exchange Commission relating to the Merger (as defined below), including the proxy statement/prospectus forming a part thereof (as has been amended through the date hereof, the “Registration Statement”). Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the BCA.

Pursuant to the BCA, (i) Merger Sub will merge (the “Merger”) with and into the Company with the Company surviving the Merger as a direct wholly owned subsidiary of Purchaser. In rendering our opinion below, we have examined, and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants, and warranties contained in (i) the BCA (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the respective tax officer’s certificates of the Company and Purchaser, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and records as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have made certain reasonable assumptions, including that:

1.	any original documents submitted to us (including signatures thereto) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) execution and delivery of all documents in the form presented to us;

2.	the Merger and any related transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the BCA and the other agreements referred to therein (the “Transaction Documents”) and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and the Merger and any related transactions will be effective under the laws of the State of Delaware and any other applicable jurisdiction;

3.	all factual statements, descriptions, and representations contained in any of the Transaction Documents (including the Officer’s Certificates) and the Registration Statement, and any other documents or records on which we have relied, are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the effective time of the Merger and throughout the subsequent periods specified in the Officer’s Certificates, as applicable, and no actions have been taken or will be taken that are inconsistent with such factual statements, descriptions, or representations or that make any such factual statements, descriptions, or representations untrue, incomplete or incorrect at the effective time of the Merger or throughout the subsequent periods specified in the Officer’s Certificates, as applicable;

4.	any certificates, forms or other documentation that any of parties to the Merger have requested, or will request, from any person in connection with the Merger will have been duly executed and provided to the requesting party as and when requested;

5.	any representations or statements made in any of the documents referred to herein qualified by knowledge, belief, expectation, intent, or materiality or comparable qualifiers are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective time of the Merger and throughout the subsequent periods specified in the Officer’s Certificates, as applicable, in each case without such qualification;

6.	the Transaction Documents represent the entire understanding of the parties with respect to the Merger and any related transactions, there are no other written or oral agreements regarding the Merger other than the Transaction Documents;

7.	the parties to the BCA have complied with and, if applicable, will continue to comply with, the covenants contained in the BCA; and

8.	all applicable reporting requirements with respect to the Merger have been or will be satisfied.

If any of the assumptions described above are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner described in the BCA or the Registration Statement, our opinion as expressed below may be adversely affected.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the BCA, including any transactions that may occur after the Closing, or described in the Registration Statement other than the opinion set forth below. We are opining herein only as to the U.S. federal income tax matters described below, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereto, the Treasury Regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change or differing interpretations, either prospectively or retroactively. Any change in applicable law, or any variation or difference in the information, facts, statements, representations, covenants, and undertakings on which we have relied may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon and subject to the foregoing and subject to the assumptions, representations, qualifications, and limitations set forth herein and in the Registration Statement, we are of the opinion that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is rendered to the Company solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ King & Spalding LLP